营业执照

（副 本）

统一社会信用代码

91330103MA2H1FWW8Q （1/1）

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名　　称	浙江静泊生态科技有限公司
类　　型	有限责任公司（自然人投资或控股）
法定代表人	章国伟
经营范围	服务：生态技术、计算机软硬件的技术开发、技术咨询、技术服务、成果转让，计算机系统集成，医学技术的技术开发、成果转让，企业营销策划，市场调查，企业管理咨询，国内广告的设计、制作、代理、发布（除网络广告发布），承办会展；批发、零售：计算机软硬件。（依法须经批准的项目，经相关部门批准后方可开展经营活动）
注册资本	陆仟万元整
成立日期	2019年12月18日
营业期限	2019年12月18日 至 长期
住　　所	浙江省杭州市拱墅区杨六堡路16号旺德商务大楼1幢213室

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杭州市拱墅区市场监督管理局

2022 年 04 月 28 日

国家企业信用信息公示系统网址：http://www.gsxt.gov.cn

市场主体应当于每年1月1日至6月30日通过国家信用公示系统报送公示年度报告。

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